ARTICLES OF MERGER

OF

OFFSHORE PETROLEUM CORP.

AND

OFFFSHORE PETROLEUM CORP.

The following articles of merger are submitted in accordance with the Florida Business Corporations Act, pursuant to section 607.1106, Florida Statutes

First:   The name and jurisdiction of the surviving corporation:

Name	Jurisdiction

Offshore Petroleum Corp.	Florida

Second: The name and jurisdiction of the merging corporation:

Name	Jurisdiction

Offshore Petroleum Corp.	Delaware

Third: The Agreement and Plan of Merger is attached.

Fourth: The merger shall become effective on the date the Articles of Merger are filed with the Florida Department of State.

Fifth: Adoption of Merger by surviving corporation:

The Agreement and Plan of Merger was adopted by the shareholders of the surviving corporation on November 30th, 2010.

Sixth: Adoption of Merger by merging corporation:

The Agreement and Plan of Merger was adopted by the shareholders of the merging corporation on November 30th, 2010.

Seventh: SIGNATURES FOR EACH CORPORATION

Signatures for Offshore Petroleum Corp. (Florida)

Typed Name of Individual and Title	Signature

John Rainwater, Director, President and Chief Executive Officer	/s/ John Rainwater

Mickey Wiesinger, Director, Chief Financial Officer and Secretary	/s/ Mickey Wiesinger

Ryan Bateman, Director	/s/ Ryan Bateman

Gary Adams, Director	/s/ Gary Adams

Howard Barth, Director	/s/ Howard Barth

Signatures for Offshore Petroleum Corp. (Delaware)

Typed Name of Individual and Title	Signature

John Rainwater, Director, President and Chief Executive Officer	/s/ John Rainwater

Mickey Wiesinger, Director, Chief Financial Officer and Secretary	/s/ Mickey Wiesinger

Ryan Bateman, Director	/s/ Ryan Bateman

Gary Adams, Director	/s/ Gary Adams

Howard Barth, Director	/s/ Howard Barth

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Plan”) is adopted as of November 30, 2010, by and between Offshore Petroleum Corp., a Delaware corporation (“Offshore-Delaware”), and Offshore Petroleum Corp., a Florida corporation and a wholly-owned subsidiary of Offshore Delaware (“Offshore-Florida”).

WHEREAS, Offshore-Delaware is a corporation duly organized and existing under the laws of the State of Delaware;

WHEREAS, Offshore-Florida is a corporation duly organized and existing under the laws of the State of Florida;

WHEREAS, on the date hereof, Offshore-Delaware has authority to issue Two Hundred Million (200,000,000) shares of common stock, $0.0001 par value per share, of which 45,450,000 shares are issued and outstanding (“Common Stock”); Offshore-Delaware has no issued and outstanding options to buy Common Stock (“Options”); and Offshore-Delaware has no warrants to purchase shares of Offshore-Delaware Common Stock (“Warrants”);

WHEREAS, on the date hereof, Offshore-Florida has authority to issue Two Hundred Million (200,000,000) shares of common stock (“Offshore-Florida Common Stock”);

WHEREAS, on the date hereof, one (1) share of Offshore-Florida Common Stock is issued and outstanding and is owned by Offshore-Delaware;

WHEREAS, the respective boards of directors of Offshore-Delaware and Offshore-Florida have determined that, for the purpose of effecting the reincorporation of Offshore-Delaware in the State of Florida, it is advisable and in the best interests of such corporations and their respective shareholders that Offshore-Delaware merge with and into Offshore-Florida upon the terms and conditions herein provided;

WHEREAS, the respective boards of directors of Offshore-Delaware and Offshore-Florida have approved the Plan and recommend that it be submitted to the respective shareholders of Offshore-Delaware and Offshore-Florida entitled to vote thereon; and

WHEREAS, the respective shareholders of Offshore-Delaware and Offshore-Florida entitled to vote thereon have approved the Plan.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, Offshore-Delaware and Offshore-Florida hereby agree to merge as follows:

1.           Merger. Subject to the terms and conditions hereinafter set forth, Offshore-Delaware shall be merged with and into Offshore-Florida, with Offshore-Florida to be the surviving corporation in the merger (the “Merger”).  The Merger shall be effective on the later of the date and time (the “Effective Time”) that a properly executed certificate of merger consistent with the terms of this Plan and Section 253 of the Delaware General Corporation Law (the “DGCL”) is filed with the Secretary of State of Delaware and articles of merger are filed with the Department of State of Florida as required by Section 607.1103 and 607.1105 of the Florida Business Corporation Law (the “FBCL”).

2.           Principal Office of Offshore Florida. The address of the principal office of Offshore-Florida is 110 East Broward Boulevard, Suite 1700, Ft. Lauderdale, FL 33301.

3.           Corporate Documents. The Articles of Incorporation of Offshore-Florida, as in effect immediately prior to the Effective Time, shall continue to be the Articles of Incorporation of Offshore-Florida as the surviving corporation. The Bylaws of Offshore-Florida, as in effect immediately prior to the Effective Time, shall continue to be the Bylaws of Offshore-Florida as the surviving corporation without change or amendment until further amended in accordance with the provisions thereof and applicable law.

4.           Directors and Officers. The directors and officers of Offshore-Delaware at the Effective Time shall be and become directors and officers, holding the same titles and positions, of Offshore-Florida at the Effective Time, and after the Effective Time shall serve in accordance with the Bylaws of Offshore-Florida.

5.           Succession. At the Effective Time, Offshore-Florida shall succeed to Offshore Delaware in the manner of and as more fully set forth in Section 259 of the DGCL and in Section 607.1106 of the FBCL.

6.           Further Assurances. From time to time, as and when required by Offshore-Florida or by its successors and assigns, there shall be executed and delivered on behalf of Offshore-Delaware such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to confer of record or otherwise in Offshore-Florida the title to and possession of all the interests, assets, rights, privileges, immunities, powers, franchises and authority of Offshore-Delaware, and otherwise to carry out the purposes and intent of this Plan, and the officers and directors of Offshore-Florida are fully authorized in the name and on behalf of Offshore-Delaware or otherwise to take any and all such actions and to execute and deliver any and all such deeds and other instruments.

7.           Offshore-Delaware Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Common Stock outstanding immediately prior thereto shall be changed and converted automatically into one fully paid and nonassessable share of Offshore-Florida Common Stock.

8.           Stock Certificates. At and after the Effective Time, all of the outstanding certificates which prior to that time represented shares of Common Stock shall be deemed for all purposes to evidence ownership of and to represent shares of Offshore-Florida Common Stock into which the shares of the Offshore-Delaware represented by such certificates have been converted as herein provided.

9.           Options; Warrants. Each option, warrant or other right to purchase shares of Common Stock, which are outstanding at the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become an option, warrant or right to purchase the same number of shares of Offshore-Florida Common Stock at an exercise or purchase price per share equal to the exercise or purchase price applicable to the option, warrant or other right to purchase the Common Stock.

10.          Stock Option Plan.   At and after the Effective Time, Offshore-Florida shall assume all of the rights and obligations of Offshore-Delaware under the 2008 Stock Option Plan adopted by Offshore-Delaware.  All stock options to be issued pursuant to such plan shall be options to acquire common stock of Offshore-Florida.  Offshore-Florida shall amend such plan and related documents as appropriate to reflect the assumption of such plan by Offshore-Florida.

11.           Common Stock of Offshore-Florida. At the Effective Time, the previously outstanding one (1) share of Offshore-Florida Common Stock registered in the name of Offshore-Delaware shall, by reason of the Merger, be reacquired by Offshore-Florida, shall be retired and shall resume the status of authorized and unissued shares of Offshore-Florida Common Stock, and no shares of Offshore-Florida Common Stock or other securities of Offshore-Florida shall be issued in respect thereof.

12.           Amendment. The boards of directors of Offshore-Delaware and Offshore-Florida may amend this Plan at any time prior to the Merger, provided that an amendment made subsequent to the adoption of the Plan by the sole shareholder of Offshore-Florida or the stockholders of Offshore-Delaware shall not (i) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for the Common Stock, (ii) alter or change any term of the articles of incorporation of Offshore-Florida, as the surviving corporation to the Merger, or (iii) alter or change any of the terms and conditions of the Plan if such alteration or change would adversely affect the holders of Offshore-Delaware Common Stock.

13.           Abandonment. At any time before the Effective Time, this Plan may be terminated and the Merger contemplated hereby may be abandoned by the Board of Directors of either Offshore-Delaware or Offshore-Florida or both, notwithstanding approval of this Plan by the sole shareholder of Offshore-Florida or the stockholders of Offshore-Delaware, or both.

14.           Rights and Duties of Offshore-Florida. At the Effective Time and for all purposes the separate existence of Offshore-Delaware shall cease and shall be merged with and into Offshore-Florida which, as the surviving corporation, shall thereupon and thereafter possess all the rights, privileges, immunities, licenses and franchises (whether of a public or private nature) of Offshore-Delaware; and all property (real, personal and mixed), all debts due on whatever account, all choses in action, and all and every other interest of or belonging to or due to Offshore-Delaware shall continue and be taken and deemed to be transferred to and vested in Offshore-Florida without further act or deed; and the title to any real estate, or any interest therein, vested in Offshore-Delaware shall not revert or be in any way impaired by reason of such Merger; and Offshore-Florida shall thenceforth be responsible and liable for all the liabilities and obligations of Offshore-Delaware; and, to the extent permitted by law, any claim existing, or action or proceeding pending, by or against Offshore-Delaware may be prosecuted as if the Merger had not taken place, or Offshore-Florida may be substituted in the place of such corporation.  Neither the rights of creditors nor any liens upon the property of Offshore-Delaware shall be impaired by the Merger.  If at any time Offshore-Florida shall consider or be advised that any further assignment or assurances in law or any other actions are necessary or desirable to vest the title of any property or rights of Offshore-Delaware in Offshore-Florida according to the terms hereof, the officers and directors of Offshore-Florida are empowered to execute and make all such proper assignments and assurances and do any and all other things necessary or proper to vest title to such property or other rights in Offshore-Florida, and otherwise to carry out the purposes of this Plan.

15.           Consent to Service of Process. Offshore-Florida hereby agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of Offshore-Delaware, as well as for enforcement of any obligation of Offshore-Florida arising from the Merger.  Offshore-Florida hereby irrevocably appoints the Secretary of State of the State of Delaware and the successors of such officer its attorney in the State of Delaware upon whom may be served any notice, process or pleading in any action or proceeding against it to enforce against Offshore-Florida any obligation of Offshore-Delaware.  In the event of such service upon the Secretary of State of the State of Delaware or the successors of such officer, such service shall be mailed to the principal office of Offshore-Florida at 110 East Broward Boulevard, Suite 1700, Ft. Lauderdale, FL 33301.

IN WITNESS WHEREOF, this Agreement and Plan of Merger, having first been duly approved by resolution of the Boards of Directors and by vote of stockholders of Offshore-Delaware and Offshore-Florida, has been executed on behalf of each of said two corporations by their respective duly authorized officers.

OFFSHORE PETROELUM CORP., A Delaware Corporation

By	/s/ John Rainwater

	Name:	John Rainwater
Title: President and Chief
Executive Officer

OFFSHORE PETROELUM CORP., A Florida Corporation

By	/s/ John Rainwater

	Name:	John Rainwater
Title: President and Chief
Executive Officer